Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF
EXERCISE OF WARRANTS

PURSUANT TO THE OFFER TO EXERCISE
WARRANTS TO PURCHASE COMMON
STOCK DATED JANUARY 27, 2017

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
11:59 P.M. (EASTERN TIME) ON THE EVENING OF FEBRUARY 27, 2017,
UNLESS THE OFFER IS EXTENDED

To:	VStock Transfer, LLC 18 Lafayette Place Woodmere, NY 11598. Attn: Joe Mele Fax No.: (646) 536-3179 Email: dwac@vstocktransfer.com

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET
FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET
FORTH ABOVE OR TRANSMISSION VIA EMAIL TO AN ADDRESS OTHER THAN
AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of Aytu BioScience, Inc.’s (the “Company”) Offer to Exercise to Purchase Common Stock, dated January 27, 2017, and any amendments thereto (the “Offer to Exercise”). I elected to participate in the Offer to Exercise by executing and delivering an Election to Participate and Exercise Warrants.

I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Exercise and reject the Offer to Exercise.

I understand that by rejecting the Offer to Exercise, my May 2016 Warrants and/or October 2016 Warrants, as the case may be, will not be exercised pursuant to the terms of the Offer to Exercise and will remain in full force and effect as originally issued with an exercise price of $6.00 and $1.86 per share, respectively.

I waive any right to receive any notice of the acceptance of this Notice of Withdrawal.

All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: , 2017	(Signature of Warrant Holder) (Name of Signatory) (Title, if Warrant Holder is not a natural person) Telephone: Fax:

*PLEASE SEE REVERSE SIDE FOR IMPORTANT INFORMATION*

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Offer to Exercise (including these instructions) will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF FEBRUARY 27, 2017, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED ORIGINAL WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY MARCH 27, 2017, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER MARCH 27, 2017.